EXHIBIT 10.14

REAL ESTATE ACQUISITION AND OPTION AGREEMENT

THIS REAL ESTATE ACQUISITION AND OPTION AGREEMENT the (“Agreement”) is dated the 22nd day of December, 2011, by and between IBG ADRIATICA HOLDINGS, INC., hereinafter referred to as “Seller”, and HIMALAYAN VENTURES, L.P., hereinafter collectively referred to as “Buyer”.

WITNESSETH:

For and in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

1. Sale Agreement. Seller hereby agrees to sell, and Buyer hereby agrees to purchase, upon the terms hereinafter stated, the real property described as Exhibit “A” on the last page attached hereto (the “Property”).

Seller hereby acknowledges receipt of the sum of $50.00 cash (the “Option Consideration”) from Purchaser, as consideration for execution of this Agreement by Seller. If the purchase and sale of the Property is consummated pursuant to this Agreement, the Option Consideration shall be applied toward the cash portion of the Purchase Price (as hereinafter defined) paid by Purchaser. If this Agreement is terminated pursuant to a default by Seller hereunder, the Option Consideration shall be immediately returned by Seller to Purchaser. If this Agreement is terminated for any reason other than a default by Seller hereunder, Seller shall be entitled to retain the Option Consideration.

2. Purchase Price. Subject to the adjustments and prorations hereinafter described, the total purchase price to be paid for the Property shall be ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), and shall be apportioned as follows:

(a)	Purchase Price to be paid for the part of the Property commonly known as Building #3 Mixed Use (Land and common area rights):	$336,000
(b)	Purchase Price to be paid for that portion of the Property commonly known as Building #6 Mixed Use (land and common area rights):	100,000
(c)	Purchase Price paid for an undivided 133/625 interest in the parking spaces and all other common elements of the Parking Garage located adjacent to Building #3 in the development commonly known as The Harbor at Adriatica Condominiums:	1,064,000

	Total Purchase Price	$1,500,000

2.1 Cash Closing. The entirety of the purchase price shall be paid in cash (by wired funds or certified funds satisfactory to Escrow Agent for the purposes of making an immediate funding thereof) at closing.

3. Inspection Period and Contingency. Seller agrees to permit Buyer and its representatives for a period of three (3) days from the date hereof (the “Inspection Period”) to have access to the Property to, at Buyer’s sole expense, perform such geological, soil tests, engineering studies and other tests as Buyer shall require. Upon completion of such inspections and tests, Buyer shall, at its sole expense, cause the Property to be restored to its previous condition, and Buyer shall indemnify and hold Seller and its agents harmless of and from all claims which may be asserted against Seller or its agents and from all damages arising from such entry. During this period, Buyer shall determine to its satisfaction whether the Property is satisfactory for the construction thereon of Buyer’s proposed construction.

In order to assist Buyer in making this determination, Seller agrees to provide to Buyer, within one (1) day from the date of this Agreement, copies of all surveys, engineering reports, development studies, soil reports, and environmental assessments in Seller’s possession, if any, which Seller has obtained for the Property; provided, however, such materials shall be provided to Buyer as a convenience only, and Seller makes no representation or warranty as to the accuracy thereof or anything contained therein. Should Buyer discover evidence of Hazardous Materials on the Property which would make the Property unsuitable for Buyer’s proposed construction on the Property, Buyer shall, prior to the expiration of the Inspection Period, deliver to Seller written notice of such discovery. Upon receipt of such written notice, Seller shall, within three (3) days from the date of the Agreement, either (i) remove the Hazardous Materials from the Property to the reasonable satisfaction of Buyer, or (ii) deliver written notice to Buyer that Seller will not remove the Hazardous Materials from the Property. In the event that either (i) Seller’s efforts to remove the Hazardous Materials are not reasonably acceptable to Buyer, or (ii) Seller, in accordance with the preceding sentence, delivers written notice to Buyer that it will not remove the Hazardous Materials from the Property, Buyer shall have the right to terminate this Agreement by, within ten (10) days from the date of this Agreement, delivering to Seller a written notice of termination. Buyer shall have no right to terminate this Agreement under this Paragraph 3 for any reason other than as set forth above. Notwithstanding anything in this Paragraph 3 to the contrary, in the event Buyer fails, for any reason, to send a written notice of termination to Seller prior to the expiration of the Inspection Period, Buyer agrees that it should be conclusively presumed that the Property is suitable for Buyer’s proposed construction, that all conditions to closing set forth in this Paragraph 3 have been satisfied, and Buyer shall have no further right to terminate this Agreement pursuant to the provisions of this Paragraph 3.

4. Title. Seller shall, within three (3) days after the date hereof, or such longer period of time as may be required in the preparation thereof, provide to Buyer a commitment (hereinafter referred to as the “Commitment”) for an Owner’s Title Policy covering the Property in the form promulgated by the State Board of Insurance of the State of Texas. The Commitment covering the Property shall be in the amount of the purchase price and shall be accompanied by copies of all instruments creating any exceptions, including easements, restrictions, reservations, rights of way or other conditions, if any, affecting the Property. Seller shall cause the Escrow Agent to issue an Owner’s Title Policy in the form Promulgated by the State Board of Insurance of the State of Texas and in the amount aforesaid, based upon the Commitment covering the Property to Buyer at closing, which Owner’s Title Policy shall be subject to the standard printed exceptions and the Permitted Exceptions, as that term is hereinafter defined. Seller and Buyer shall each pay for one-half ( 1/2) of the cost of said Commitment and Policy, except and excluding any and all costs associated with the deletion of the “survey exception”, which shall be paid for solely by Buyer.

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4.1 Title of Record. As used herein, title shall be indefeasible, as that term is defined by the current title standards in use in the State of Texas, free and clear of all liens and encumbrances, except interest in the oil, gas and other minerals lying in and under the Property and the other Permitted Encumbrances.

4.2 Objections to Title of Record. Within one (1) day after receipt of the Commitment, Buyer shall furnish to Seller written notification of any objections to or defects in the Title of Record. Any matter reflected on the Commitment to which Buyer does not give Seller written notice of objection within said one (1) day period shall be deemed a Permitted Exception, as that term is used herein. Seller shall have the right, but not the obligation, to cure Buyer’s objections to defects in the title prior to closing. In the event such defects are not cured by such date, Buyer shall have the option to (i) terminate this Agreement by giving notice to Seller prior to closing, or (ii) waive the defects and close, in which event the matter made the basis of such objection shall constitute a Permitted Exception.

5. Plat and Survey. Within one (1) day after the date hereof, Buyer shall have ordered and received a current survey of the Property (the “Survey”) which shall have been prepared by and certified by a registered professional engineer or land surveyor, which survey shall be in a form satisfactory to the Escrow Agent such that the survey exception will be removed from the title insurance policy delivered at closing; provided, however, Buyer agrees to pay the additional title insurance premium charged by Escrow Agent in connection therewith should Buyer elect to have the exception removed from the policy. The metes and bounds description for the Property as prepared by the surveyor in connection with the Survey shall be substituted for the description of the Property shown as Exhibit “A” attached hereto, and used in the Special Warranty Deed (the “Deed”) to be delivered at closing. Within one (1) day after receipt of the Survey, Buyer shall furnish to Seller written notice of any objections to the Survey. Any matter reflected on the Survey to which Buyer does not give Seller written notice of objection within said one (1) day period shall be deemed a Permitted Exception. Seller shall have the right, but not the obligation, to cure Buyer’s objections to the Survey prior to closing. In the event such defects are not cured by such date, Buyer shall have the option to (i) terminate this Agreement by giving notice to Seller prior to closing, or (ii) waive its survey objections and close. Buyer shall pay for the total cost of the Survey.

6. Representations and Warranties.

6.1 Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer that this Agreement has been duly executed and delivered by the Seller, and is a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

The foregoing warranties are specifically limited to the actual, current knowledge of the Seller, without inquiry, as of this date, and as such, do not extend to matters unknown to Seller.

6.2 Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that this Agreement has been duly executed and delivered by the

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Buyer, that all corporate formalities necessary for Buyer’s execution, delivery and performance of this Agreement have occurred, and that this Agreement is a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

7. Closing. Buyer and Seller agree that the purchase will be consummated as follows:

7.1 Closing Date. This transaction will be closed in the offices of the Escrow Agent within five (5) days after Buyer’s receipt of the Survey, unless the parties mutually agree to an extension in writing. The exact time for closing shall be established by agreement between the parties and in the absence thereof shall be held at 10:00 a.m.

7.2 Transfer of Title. Seller agrees to convey title to the Property to Buyer by special warranty deed on the date of closing.

7.3 Payments at Closing. At closing, Buyer shall pay Seller the entirety of the purchase price required under paragraph 2.2.

7.4 Possession. Exclusive possession of the Property shall be given to Buyer on the date of closing.

7.5 Real Property Taxes. All past due property taxes and special assessments for years preceding the year of closing on the Property, if any, shall be paid by Seller. The property taxes on the Property and installments for special assessments for the year of closing, if any, shall be prorated between the parties as of the date of closing.

7.6 Closing Costs. Seller shall pay the following costs: Seller’s attorney’s fees, one-half ( 1/2) of the fee charged by the Escrow Agent to close the transaction, and one-half ( 1/2) of the title insurance premium (excluding the additional premium for deletion of the “survey exception”, if required by Buyer, which shall be paid for solely by Buyer). Buyer shall pay the following costs: Buyer’s attorney’s fees, any abstracting costs incurred, one-half ( 1/2) of the title insurance premium (plus all of the additional premium for deletion of the “survey exception”, if required by Buyer), the survey cost, all costs associated with platting the Property, the costs of all testing done on the Property, the recording cost for the deed, and one-half ( 1/2) of the fee charged by the Escrow Agent to close the transaction.

8. Default. If Buyer defaults under this Agreement, unless excused by a condition hereof, Seller may retain the earnest money as liquidated damages, it being agreed that it would be impracticable or extremely difficult to assess the amount of damages sustained by Seller. If Seller defaults under this Agreement, unless excused by a condition hereof, Buyer shall, at its option, (i) have the right to obtain the return of its earnest money, or (ii) specifically enforce this Agreement, as its sole remedies.

9. Miscellaneous. It is further understood and agreed as follows:

9.1 Time. Time is of the essence of this Agreement.

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9.2 Notices. Whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be hand delivered in person or sent by mail, registered or certified, return receipt requested, postage prepaid, or by Federal Express or other overnight delivery service providing evidence of receipt of delivery to the addresses as set forth below:

As to Buyer:	Himalayan Ventures, L.P.
14651 Dallas Parkway
Suite 136
Dallas, TX 75254

As to Seller:	IBG Adriatica Holdings, Inc.
1600 Redbud Blvd.
Suite 400
McKinney, TX 75069

Any notice, demand or request that shall be served upon either of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notices, demands or requests are hand delivered in person, or (ii) on the third day after the mailing of such notices, demands or requests in accordance with the preceding portion of this Section.

Either Buyer or Seller shall have the right from time to time to designate by written notice to the other party such other person or persons, and such other place or places, as Buyer or Seller may desire written notices to be delivered or sent in accordance herewith; provided, however, at no time shall either party be required to send more than an original and two (2) copies of any such notice, demand or request required or permitted hereunder.

9.3 Severability. If any provision of this Agreement shall be held to be void or unenforceable for any reason, the remaining terms and provisions hereof shall not be affected thereby.

9.4 Assignability. Buyer may, without the prior written consent of Seller, assign its rights hereunder to any affiliated party. However, Buyer shall not, without the prior written consent of Seller, assign its rights hereunder to any unaffiliated third party.

9.5 Binding Effect. Subject to the provisions of Paragraph 11.4 above, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto.

9.6 Effective Date of Covenants; Survival. All covenants and warranties contained herein shall be true and correct as of this date and on the date of closing and, except as specifically provided, shall survive the closing of this transaction for a period of one (1) year from the date of closing, after which time all covenants and warranties shall be merged into the conveyance documents and extinguished.

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9.7 Entire Agreement. This instrument constitutes the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing, signed by the parties hereto.

9.8 Paragraph Headings. Paragraph headings contained in this Agreement are for reference only and shall not affect, in any way, the meaning or interpretation of this Agreement.

9.9 Attorney’s Fees. In the event either party hereto files suit in order to enforce or interpret the terms and provisions of this Agreement, the prevailing party in such litigation shall be entitled to recover from the other its reasonable attorney’s fees and expenses incidental to the litigation.

9.10 Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

9.11 Condition of the Property. BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO BUYER “AS IS, WHERE IS, AND WITH ALL FAULTS”, AND SELLER DOES NOT WARRANT OR MAKE ANY REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THE MERCHANTABILITY, QUANTITY, QUALITY, CONDITION, SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER AND SHALL BE UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIRS, ALTERATIONS OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY. BUYER ALSO ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN THIS AGREEMENT FOR INSPECTION AND INVESTIGATION OF THE PROPERTY ARE ADEQUATE TO ENABLE BUYER TO MAKE BUYER’S OWN DETERMINATION WITH RESPECT TO THE MERCHANTABILITY, QUANTITY, QUALITY, CONDITION AND SUITABILITY OR FITNESS FOR ANY PURPOSE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS COMPLIANCE WITH APPLICABLE ENVIRONMENTAL LAWS.

10. Option. For and in consideration of the sum of One Hundred and No/100 Dollars ($100.00) and other valuable consideration to the undersigned paid by Buyer, the receipt and sufficiency with is hereby acknowledged, Seller hereby grants to Buyer, for two (2) years from and after the date hereof (the “Initial Option Period”), the exclusive option and right to purchase (the “Option”) the property more particularly described on Exhibit “B” attached hereto and made a part hereof (the “Option Property”), for the purchase price of $200,000.00. If the Option is not exercised within the Initial Option Period, Buyer may, at its sole discretion, extend the Option for an additional one (1) year period by notifying Seller at least thirty (30) days prior to the date two years from the date of this Agreement of its intention to extend the Option, and by paying to Seller a non-refundable option extension fee of $10,000.00. Upon exercise of the Option, the parties

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shall enter into a contract of sale within the next ten (10) days on the terms contained in this Option and otherwise containing terms that are customary and typical for contracts of sale of commercial property in Collin County, Texas (the “Contract of Sale”). In the event of a dispute as to the contract of sale form or any provisions otherwise not specified in this Section 12, the parties agree to utilize provisions contained in forms promulgated by the North Texas Board of Realtors.

10.1 Business Terms. Seller shall convey the Option Property by special warranty deed and “As Is” “Where Is” and with all faults, Seller making no representation or warranty as to the physical condition of the Option Property or any other representation or warranty except as provided in the warranty of title. Seller shall pay one-half (1/2) of the costs of an Owner’s Policy of Title Insurance; costs of recording the deed; one-half the escrow fees; and any other costs which are customarily and usually charged to sellers in the county in which the closing occurs. Seller may select the title company to perform the closing and issue the Owner’s Policy of Title Insurance. Buyer shall pay one-half (1/2) of the costs of an Owner’s Policy of Title Insurance; the cost of any endorsements to the Owner’s Policy of Title Insurance, including, without limitation, the premium for the “survey deletion,” and for any Mortgagee’s Policy of Title Insurance; the costs of any survey of the Option Property; the costs of any financing obtained by Buyer in conjunction with the purchase; the costs of any due diligence inspections performed of the Option Property; one-half the escrow fees; and any other costs which are customarily and usually charged to purchasers in the county in which the closing occurs. Taxes shall be prorated to the date of closing.

10.2 Exercise of Option. Buyer may exercise this option by execution and tender to Seller of a Contract of Sale. Seller shall forthwith execute, acknowledge, and deliver to the title company and the Buyer an executed and acknowledged copy of the Contract of Sale within three (3) days of Buyer’s execution and delivery of the Contract of Sale to Seller. The closing of the purchase of the Option Property shall be conducted in the place, time, and manner described in the Contract of Sale, but not later than thirty (30) days from the date of exercise of the option. The Purchase Price for the Option Property shall be due and payable all in cash in immediately available funds on the date of closing.

(signature page to follow)

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(signature page to Real Estate Acquisition Agreement)

IN WITNESS WHEREOF, the parties thereto have executed this Agreement as of the day and year first above written.

SELLER:

IBG ADRIATICA HOLDINGS, INC.

By:	/s/ Daniel W. Brooks
Daniel W. Brooks
President

BUYER:

HIMALAYAN VENTURES, L.P.

BY:	DENALI SUMMIT, LLC

By:	/s/ David R. Brooks
David R. Brooks
President

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EXHIBIT “A”

Legal Description

All of Building 3 and Building 6 of THE HARBOR AT ADRIATICA CONDOMINIUMS, a Condominium regime in the City of McKinney, Collin County, Texas, according to the Declaration filed for record on February 25, 2009, and recorded under Instrument No. 20090225000215050 in the Deed Records of Collin County, Texas, together with all the undivided percent interest in the General Common Elements as described in said Declaration.

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EXHIBIT “B”

Legal Description

Being all of Building 5 and Building 7 of THE HARBOR AT ADRIATICA CONDOMINIUMS, a Condominium regime in the City of McKinney, Collin County, Texas, according to the Declaration filed for record on February 25, 2009, and recorded under Instrument No. 20090225000215050 in the Deed Records of Collin County, Texas, together with all the undivided percent interest in the General Common Elements as described in said Declaration.

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